Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Non-North America Employee Participation Plan and the 2024 North America Employee Participation Plan of BioNTech SE of our reports dated March 27, 2023, with respect to the consolidated financial statements of BioNTech SE and the effectiveness of internal control over financial reporting of BioNTech SE included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Cologne, Germany

February 15, 2024